State of Delaware
Secretary of State
Division of Corporations
Delivered 11:01 AM 10/16/2023
FILED 11:01 AM 10/16/2023
SR 20233716724 - File Number 6164416

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Iroquois Valley Farmland REIT, PBC, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution regarding the proposed amendment follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "5" so that, as amended, said Article shall be and read as follows:

> 5.A. The total number of shares of capital stock that the Corporation has authority to issue is 3,000,000 shares. The authorized stock is all classified as common stock, par value $0.01 per share. There shall be no powers, preferences, rights, qualifications, limitations, or restrictions with respect to the shares of the Corporation's capital stock; provided that the Board of Directors may adopt, by resolution, certain powers, preferences, rights, qualifications, limitations, or restrictions with respect to the shares of the Corporation's capital stock as the Board of Directors may deem appropriate.
>
> B. Upon the filing and effectiveness (the "Effective Time") of the Certificate of Amendment of the Certificate of Incorporation of the Corporation, each share of common stock outstanding at the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be split into eight shares of common stock (or, with respect to any fractional interests outstanding, such lesser number of shares of common stock as may be applicable based upon such 8-for-1 ratio). The authorized number of shares, and par value per share of common stock shall not be affected by the forward stock split detailed in this Article 5.B.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 10th day of October, 2023.

By: ______________________

Title: Chief Executive Officer

Name: Christopher Zuehlsdorff